Exhibit 99.1

The PNC Financial Services Group 2014 Annual Report

The PNC Financial Services Group, Inc.

Financial Highlights

Year ended December 31 In millions, except per share data
Financial Results	2014	2013	2012
Net interest income	$8,525	$9,147	$9,640
Noninterest income	6,850	6,865	5,872

Total revenue	15,375	16,012	15,512
Noninterest expense	9,488	9,681	10,486

Pretax, pre-provision earnings (non-GAAP)	5,887	6,331	5,026
Provision for credit losses	273	643	987
Net income	$4,207	$4,212	$2,994
Diluted earnings per common share	$7.30	$7.36	$5.28
Cash dividends declared per common share	$1.88	$1.72	$1.55

Balance Sheet At year end	2014	2013	2012
Assets	$345,072	$320,192	$305,029
Loans	$204,817	$195,613	$185,856
Deposits	$232,234	$220,931	$213,142
Shareholders’ equity	$44,551	$42,334	$38,948
Common shares outstanding	523	533	528
Closing price per common share	$91.23	$77.58	$58.31
Book value per common share	$77.61	$72.07	$66.95
Tangible book value per common share (non-GAAP)	$59.88	$54.57	$49.07

Selected Ratios	2014	2013	2012
Return on average common shareholders’ equity	9.91%	10.85%	8.29%
Return on average assets	1.28%	1.38%	1.02%
Net interest margin	3.08%	3.57%	3.94%
Noninterest income to total revenue	45%	43%	38%
Transitional Basel III common equity Tier 1 capital ratio	10.9%
Pro forma fully phased-in Basel III common equity Tier 1 capital ratio	10.0%	9.4%	7.5%
Basel I Tier 1 common capital ratio		10.5%	9.6%

PNC’s fee income consists of these categories within noninterest income: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. The fee income portion of noninterest income totaled $5.46 billion, $5.27 billion and $4.33 billion for 2014, 2013 and 2012, respectively. The residential mortgage income category was $.62 billion, $.87 billion and $.28 billion for 2014, 2013 and 2012, respectively.

PNC believes that pretax, pre-provision earnings serves as a useful tool to help evaluate the ability to provide for credit costs through operations.

PNC believes that tangible book value per common share serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value. See the Statistical Information (Unaudited) section included in Item 8 of the accompanying 2014 Form 10-K for additional information.

Transitional Basel III common equity Tier 1 capital ratio was calculated using the regulatory capital methodology applicable to PNC during 2014. The pro forma fully phased-in Basel III common equity Tier 1 capital ratios as of December 31, 2014 and 2013 were calculated under the standardized approach, and the December 31, 2012 ratio was calculated under the advanced approaches. Effective January 1, 2014, the Basel I Tier 1 common capital ratio no longer applies to PNC except for stress testing purposes. See the capital ratios discussion in the Supervision and Regulation section of Item 1 and in the Consolidated Balance Sheet Review section in Item 7 and see Statistical Information (Unaudited) in Item 8 of the accompanying 2014 Form 10-K for additional information.

These Financial Highlights should be read in conjunction with disclosures in the accompanying 2014 Form 10-K including the audited financial statements. Certain prior period amounts have been updated for adoption of ASU 2014-01. Certain prior period amounts have been reclassified to conform with the current period presentation.

From the CEO | March 2, 2015

Dear Shareholders,

PNC had another successful year in 2014. We reported net income of $4.2 billion, or $7.30 per diluted common share. Our return on average assets was 1.28 percent. We added customers, grew loans by $9.2 billion and increased deposits by $11.3 billion. Additionally, we reduced expenses by nearly $200 million, strengthened our capital position and achieved a more liquid balance sheet.

The fourth quarter of 2014 was PNC’s seventh consecutive quarter of $1 billion or more in net income. While past performance does not guarantee future results, that consistency through what continues to be a very challenging revenue environment is a testament to the soundness of our strategic direction and the commitment of our employees to creating long-term value for our shareholders.

In 2014, we grew tangible book value, an important estimate of shareholder value, by 10 percent over the prior year. Also, PNC’s stock reached an all-time high share price in December and finished the year 18 percent higher than at the close of 2013. That performance ranked second among the firms in our identified peer group, which averaged a 9 percent increase, and compared favorably with 11 percent for the S&P 500.

We also returned significant capital to shareholders in 2014.

We announced plans to repurchase up to $1.5 billion worth of common shares over the four quarters beginning in April 2014. Under that plan, as of December 31, we had repurchased 12.9 million common shares for $1.1 billion.

We also raised the quarterly dividend on our common stock to 48 cents per share in the second quarter. Given our strong capital position, we remain committed to returning additional capital to shareholders, subject to the regulatory Comprehensive Capital Analysis and Review (CCAR) process.

And, we advanced to No. 2 among super-regional banks on Fortune’s annual list of most-admired companies.

We have achieved all of this in the current environment in much the same way we established ourselves as one of the strongest-performing financial services companies and grew through the crisis – by focusing our efforts on helping our customers realize their financial goals without expanding our risk appetite and by helping our communities prosper. That’s what it means to us to be a Main Street bank rather than a Wall Street bank.

Calling ourselves a Main Street bank is not a declaration of our capabilities or a comment on the sophistication of our people; it is a statement about the philosophy that governs how we relate to and serve our customers and communities. Those relationships are at the heart of our business model. By and large, we live and work where our customers live and work. We understand their financial goals. Whether they are saving for retirement, looking to buy a new home, building a small business or growing a large company, we are there to help. When they thrive, we thrive.

At the heart of our corporate culture is the fundamental belief that if we always strive to do right by the people we serve and if we treat our customers well, we will make money and be profitable through time.

We have the experience, expertise and innovative products to provide our customers with the insight they need to chart their financial future and to match up against our Wall Street competitors, but we don’t take the same risks, and we don’t trade long-term value for short-term opportunity. At the heart of our corporate culture is the fundamental belief that if we always strive to do right by the people we serve and if we treat our customers well, we will make money and be profitable through time. It is a simple model, the purity of which is well suited for the environment in which we are operating.

This is a very challenging time for our industry. The regulatory environment continues to evolve, and the cost of compliance continues to rise. Competition grows more intense, even appearing at times to be irrational as other institutions seem to compromise long-term profitability for the sake of winning new business. And the perpetuation of historically low interest rates has made it extremely difficult for banks to grow net interest income.

At PNC, we expect that interest rates will begin to rise later in the year as the domestic economy continues to expand. However, global macroeconomic factors are likely to persist and could affect the timing of otherwise anticipated rate increases.

Controlling What We Can Control – Executing on our Strategic Priorities

PNC is positioned to perform well in a rising rate environment, but we recognize that net interest income will remain under pressure until rates do rise. As a result, in recent years we have focused on strategic priorities aligned to drive an increase in fee income across our diversified lines of business. In essence, we are working to control what is in our power to control and to mitigate the impact of market headwinds.

Our strategic priorities work together to position us to achieve targeted outcomes – expanded market share, deeper customer relationships, increased fee income and improved operating efficiency – that form a solid foundation for long-term value creation. In 2014 we made important progress against each of our priorities.

Driving Growth in New and Underpenetrated Markets

Three years after our acquisition of RBC Bank (USA), we are growing in the Southeast across all of our lines of business faster than in our legacy markets. Prior to 2012, we had only a small presence in this region, but today it represents an increasingly important source of revenue and opportunity for organic growth of the company. Brand awareness is up in the Southeast to about 65 percent from 50 percent a year ago. We have fully built out our teams across the Southeast markets. And with our start-up costs behind us, we are competing to develop relationships, win business and gain share.

It will take time for us to build a leading banking franchise in these intensely competitive markets, but we are exceeding our expectations to this point and are very excited about our potential in the region. Meanwhile, in addition to our success in the Southeast, we are making significant strides in other underpenetrated markets such as Chicago and St. Louis, as we deliver value-added solutions to our customers. We are experiencing significant revenue growth in these markets, and we continue to strengthen our brand.

Capturing More Investable Assets

Every customer can use help planning their financial future. That is as true for the college student who opens a Virtual Wallet account through one of our University Banking branches as it is for baby boomers approaching retirement or, for that matter, business leaders thinking about how to better manage their companies’ pension funds.

PNC has been in the asset management business for a long time, and we have established our company as one of the largest bank asset managers in the United States. In recent years, we have worked to make investing and retirement a part of every client conversation, and our employees – regardless of the line of business they primarily serve – have taken up the charge to help our customers ask and answer critical questions about these issues.

Our Asset Management Group grew client assets under administration in 2014 to $263 billion as of December 31, up $16 billion from December 31, 2013, driven by stronger equity markets, new sales production and cross-sell referrals from other lines of business.

Redefining the Retail Banking Experience

Our transformation of the retail banking experience continues to gain momentum as customer preferences concerning how, where and when they bank continue to evolve. Today, nearly 50 percent of our retail customers prefer non-branch channels for their routine banking transactions, opting instead for the convenience of digital, ATM and telephone banking services. We now process more than 35,000 mobile deposits every day – more than double the number we processed just two years ago.

When customers visit a branch, they often are looking for a financial consultant who can help them open a new account, make a decision about their financial goals, or solve a problem. With this in mind, we have been working to convert many of our traditional branches to a new, more efficient model that offers more

PNC’s effort to transform the retail banking experience is driven by customers’ evolving preferences; year over year we continue to see significant increases in the number of non-branch transactions we process and the number of customers who want to bank primarily through digital channels.

PNC’s new branch model integrates enhanced technologies, from deposit-ready ATMs to computer tablets, which make routine transactions, product research and account management more convenient for customers and allow for demonstrations of PNC’s innovative products and services by branch staff.

technology and more opportunities for our employees to have a meaningful sales and service conversation with our customers.

To date, we have completed nearly 300 of these conversions. We also are piloting different branch styles as well as new services such as instant card issuance, which enables us to print a customer’s new debit card in the branch in a matter of minutes.

At the same time, recent transformation efforts and deposit product changes have resulted in fee growth across several areas including merchant services, deposit service charges, brokerage and credit card as our conversations with customers create opportunities to increase our share of wallet.

Building a Stronger Mortgage Business

Since PNC re-entered the residential mortgage banking business with the acquisition of National City Corporation and its mortgage business at the end of 2008, our goals for mortgage have been twofold. First, we have been cleaning up past issues that were systemic at National City and with many mortgage lenders across the industry. We have made a lot of progress on that front, and the majority of this work is now behind us. Second, we have been building PNC’s residential mortgage product into one that enhances our brand, complements our other home lending products, and cements our relationship with customers for whom buying a home will likely be the most important financial transaction of their lives.

In 2014, we introduced PNC HomeHQ and PNC Home InsightSM Tracker, online tools that enable home buyers to easily research and apply for home lending products, track the status of their applications throughout the origination process, and manage their accounts across digital platforms. These new tools are part of a long-term plan to improve the ease and convenience of home buying.

PNC’s mortgage origination volume was down in 2014, but we outperformed most bank peers even as the industry overall continued to experience origination declines. As a result, we grew relative market share. Also, late in 2014 we announced that PNC Senior Vice Chairman Joseph Guyaux would assume leadership of PNC Mortgage as its president and chief executive officer, effective January 31, 2015. Succeeding him as PNC’s chief risk officer is Executive Vice President Joseph Rockey.

Bolstering Critical Infrastructure and Streamlining Core Processes

Critical to our success across all of our priorities are the reliability, functionality, scalability and security of our information systems and the effectiveness and efficiency of our internal processes. As we’ve seen in high-profile cases within our industry and others in recent years, few things can damage a company’s reputation and its relationships with its customers faster than failed technology and data breaches. There was a time, not that long ago, when a bank executive’s chief security concerns had to do with the quality of the vaults in the branches. Today, we are constantly working to ensure that our online applications are always accessible by our customers and that our customers’ data and money are secure from threats posed not just by men in masks but by cyber criminals attempting to break in from halfway around the world.

A little over a year ago we announced a multi-year effort aimed at turning technology into a true competitive advantage by not only continuing to offer new and innovative products and services but by bolstering our infrastructure to dramatically improve the reliability and security of our systems. In 2014, we made significant progress toward those goals, initiating a new data center strategy that will allow for greater standardization and improved software support while helping to prevent system failures or to

We constantly work to reinforce the safety and security of customer accounts. PNC has added EMV chip technology to business banking credit cards and will expand the technology to consumer credit and debit cards throughout 2015 in order to provide a stronger form of authentication and to help protect against fraudulent access to customers’ information and funds.

recover much more rapidly in the rare event that an outage does occur. We also have upgraded cyber defenses that detect and repel thousands of threats each day, and we work closely with industry and intelligence community partners to investigate and take action against attackers.

Internally in 2014 we launched the Better Way program, an employee-driven, customer-focused approach to improving how work gets done across the company. Better Way empowers employees to suggest process improvements to positively impact our customers, resulting in more satisfied customers, greater efficiency and improved productivity. The program was piloted in about 10 business units in 2014 and will continue to roll out across the company in the months ahead.

Seeing Results

We are making significant investments in our businesses and technology even as we have reduced expenses. At the same time, our execution against our strategic priorities is resulting in growth in fee income as designed. In 2014, we grew full year fee income by $189 million, or 4 percent. And, excluding residential mortgage, which continues to be subject to headwinds that are impacting the entire industry, fee income increased in 2014 by $442 million, or 10 percent.

Delivering a Superior Banking Experience for Every Customer

In an industry built around products that, at their most basic level, are largely the same from one provider to the next, we aim to differentiate ourselves from the competition by continuing to improve the way we engage with our customers. In spite of industry consolidation in recent years, customers have nearly unlimited options when it comes to choosing a bank, so it is more important than ever that when a customer chooses PNC we deliver an unparalleled experience with exceptional service every time, across every channel.

Terry Jones, Jr. (left) and Alicia Moyes (right) work on a team of representatives dedicated to engaging customers through social media. Recognizing the importance of delivering the same high-quality experience through these channels that customers find in our branches, PNC has dramatically improved both the speed and quality of responses to customer posts on Facebook and Twitter.

To that end, in 2014 we named PNC Executive Vice President and Chief Marketing Officer Karen Larrimer to serve as the company’s first Chief Customer Officer and to lead PNC’s new Office of the Customer. Under Karen’s leadership, the Office of the Customer is working to improve policies that unnecessarily burden or negatively impact our customers.

Building on the values that have long defined our culture, our employees are taking greater accountability for addressing customers’ concerns and solving customers’ problems. We are looking at and refreshing our approach to face-to-face, telephone care center and even social media engagement to have more productive conversations with the people we serve. And we are giving our employees more avenues by which to speak up when they have ideas for improving the customer experience or learn of customer concerns.

While we recognize the reality that perfection is unattainable, we endeavor to distinguish ourselves and win in the marketplace through our efforts to deliver a superior banking experience for every customer.

Delivering for our Communities and Employees

Our success is not just determined by how well we serve our customers or the value we create for our shareholders; it also is dependent upon the efforts we undertake to help our communities and our employees prosper.

Throughout 2014 we celebrated the 10-year anniversary of PNC Grow Up Great, PNC’s $350 million initiative to expand access to quality early childhood education, particularly for underserved children. To date, Grow Up Great has helped more than 2 million children get a better academic start and a better chance at lifetime success.

PNC is a strong advocate for the physical, financial and personal wellness of our employees, customers and communities. In markets across our footprint, we are sponsoring events such as the GO! St. Louis Marathon and Family Fitness Weekend that bring together families and promote healthy living. These events have economic and other benefits for the communities where we do business and, at the same time, enable us to support our employees by offering wellness incentives to those who participate.

We also continued our commitment to green building, topping off construction of our new headquarters tower in Pittsburgh, which will be the world’s greenest office tower when it opens in the fall of 2015. And our net-zero-energy branch in southern Florida achieved LEED Platinum certification. Additionally, as you can read in our 2014 Corporate Responsibility Report, available at PNC.com, our businesses implemented a number of important changes to make health and environmental concerns a more prominent factor in PNC’s lending.

And for our employees, in 2014 we launched a major new talent development effort designed to create greater opportunity for professional growth and career advancement. The effort also makes managers throughout the company more accountable for building diverse teams and for identifying and promoting employees who distinguish themselves while demonstrating commitment to PNC’s values, risk management and ethical standards.

Great Expectations

Overall, we had a successful year in 2014. In spite of the challenges that persist, we are even more excited about the opportunities in front of us and how we are positioned as we enter 2015.

We are a year further into the execution of our strategic priorities and continue to make important progress. We enjoy a strong capital position. Our balance sheet is now compliant with the liquidity coverage ratio requirements that went into effect in 2015. And we have a terrific team of employees across the franchise committed to delivering a superior banking experience for every customer and focused on creating long-term value for our shareholders.

I would like to thank our customers for continuing to trust PNC to help them achieve financial well-being. I also would like to thank our board of directors for their service to our company on behalf of all of our shareholders, as well as for their ongoing counsel and support. In October, we welcomed a new director, A&R Development Corp. President and Chief Operating Officer Marjorie Rodgers Cheshire. And at this year’s annual meeting in April we will say goodbye to three directors who are retiring. Richard Berndt; George Walls, Jr.; and Helge Wehmeier are three extraordinary individuals whose leadership and vision helped to shape our strategic direction and guide our execution throughout their years of service on our board.

Finally, I would like to thank you for your confidence in our company and for your continued support as we work to deliver for our shareholders, customers, employees and communities.

Sincerely,

William S. Demchak

Chairman, President and Chief Executive Officer

For more information regarding certain factors that could cause future results to differ, possibly materially, from historical performance or from those anticipated in forward-looking statements, see the Cautionary Statement in Item 7 of our 2014 Annual Report on Form 10-K, which accompanies this letter. For additional information regarding PNC’s Peer Group and on digital consumer customers and non-teller deposit transactions, see Item 5 and the Retail Banking section of Item 7, respectively, of the accompanying 2014 Annual Report on Form 10-K. And for additional information on PNC’s tangible book value and fee income, see the inside front cover that precedes this letter and the Statistical Information (Unaudited) section included in Item 8 of the accompanying 2014 Annual Report on Form 10-K.

Stock Listing

The common stock of The PNC Financial Services Group, Inc. is listed on the New York Stock Exchange under the symbol PNC.

Common Stock Prices and Dividends Declared

The table below sets forth by quarter the range of high and low sale and quarter-end closing prices for The PNC Financial Services Group, Inc. common stock and the cash dividends declared per common share.

	High	Low	Close	Cash Dividends Declared

2014 Quarter
First	$87.80	$76.06	$87.00	$.44
Second	89.85	79.80	89.05	.48
Third	90.00	80.43	85.58	.48
Fourth	93.45	76.69	91.23	.48

Total				$1.88
2013 Quarter
First	$66.93	$58.96	$66.50	$.40
Second	74.19	63.69	72.92	.44
Third	77.93	71.48	72.45	.44
Fourth	78.36	70.63	77.58	.44

Total				$1.72

Stock Transfer Agent and Registrar

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

800-982-7652

Dividend Reinvestment and Stock Purchase Plan

The PNC Financial Services Group, Inc. Dividend Reinvestment and Stock Purchase Plan enables holders of common and preferred Series B stock to conveniently reinvest dividends and purchase additional shares of common stock. You can obtain a prospectus and enrollment form at www.computershare.com/pnc or by contacting Computershare at 800-982-7652.

Corporate Headquarters

The PNC Financial Services Group, Inc.

One PNC Plaza, 249 Fifth Avenue

Pittsburgh, PA 15222-2707

412-762-2000

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

As a result of the staggered effective dates of the final U.S. capital rules issued in July 2013, as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2014 were based on the definitions of, and deductions from, capital under Basel III (as such definitions and deductions were phased-in for 2014) and Basel I risk-weighted assets (subject to certain adjustments as defined by the Basel III rules). We refer to the capital ratios calculated using the Basel III phased-in provisions and applicable risk-weighted assets as the Transitional Basel III ratios.

We provide information below regarding PNC’s Basel regulatory capital, including PNC’s Transitional Basel III common equity Tier 1 capital ratio at December 31, 2014 and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 capital ratio at December 31, 2014, 2013 and 2012. We previously referred to the Basel III common equity Tier 1 capital ratio as the Basel III Tier 1 common capital ratio. In addition, we provide information regarding PNC’s Basel I Tier 1 common capital ratios at December 31, 2012 and 2013, which were applicable to PNC in 2012 and 2013 under the U.S. regulatory capital rules.

Common equity Tier 1 capital as defined under the Basel III rules adopted by the U.S. banking agencies differs materially from Basel I Tier 1 common capital. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel I regulatory capital excludes accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital.

	December 31, 2014
Dollars in millions	Transitional Basel III (a)	Pro forma Fully Phased-In Basel III (b)(c)
Common equity Tier 1 capital
Common stock plus related surplus, net of treasury stock	$13,903	$13,903
Retained earnings	26,200	26,200
Accumulated other comprehensive income for securities currently and previously held as available for sale	144	721
Accumulated other comprehensive income for pension and other postretirement plans	(104)	(520)
Goodwill, net of associated deferred tax liabilities	(8,855)	(8,855)
Other disallowed intangibles, net of deferred tax liabilities	(84)	(421)
Other adjustments/(deductions)	(63)	(121)

Total common equity Tier 1 capital before threshold deductions	31,141	30,907
Total threshold deductions	(212)	(1,081)

Common equity Tier 1 capital	30,929	29,826

Additional Tier 1 capital
Preferred stock	3,946	3,946
Trust preferred capital securities	99
Noncontrolling interests (d)	790	43
Other adjustments/(deductions)	(77)	(104)

Tier 1 capital	35,687	33,711

Additional Tier 2 capital
Qualifying subordinated debt	5,473	4,764
Trust preferred capital securities	99
Allowance for loan and lease losses included in Tier 2 capital	3,521	215
Other	2	10

Total Basel III capital	$44,782	$38,700

Risk-Weighted Assets (e)
Basel I risk-weighted assets calculated in accordance with transition rules for 2014 (f)	$284,018	N/A
Estimated Basel III standardized approach risk-weighted assets (g)	N/A	$298,786
Estimated Basel III advanced approaches risk-weighted assets (h)	N/A	285,870
Average quarterly adjusted total assets	329,827	328,562
Basel III risk-based capital and leverage ratios
Common equity Tier 1	10.9%	10.0	%(i)(k)
Tier 1	12.6	11.3	(i)(l)
Total	15.8	13.5	(j)(m)
Leverage (n)	10.8	10.3

(a)	Calculated using the regulatory capital methodology applicable to PNC during 2014.
(b)	PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions.
(c)	Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.
(d)	Primarily includes REIT Preferred Securities.
(e)	Calculated as of period end.
(f)	Includes credit and market risk-weighted assets.
(g)	Estimated based on Basel III standardized approach rules and includes credit and market risk-weighted assets.
(h)	Estimated based on Basel III advanced approaches rules and includes credit, market and operational risk-weighted assets.
(i)	Pro forma fully phased-in Basel III capital ratio based on estimated Basel III standardized approach risk-weighted assets and rules.
(j)	Pro forma fully phased-in Basel III capital ratio based on estimated Basel III advanced approaches risk-weighted assets and rules.
(k)	For comparative purposes only, the pro forma fully phased-in advanced approaches Basel III Common equity Tier 1 capital ratio is 10.4%. This capital ratio is calculated using Common equity Tier 1 capital and dividing by estimated Basel III advanced approaches risk-weighted assets.
(l)	For comparative purposes only, the pro forma fully phased-in advanced approaches Basel III Tier 1 risk-based capital ratio is 11.8%. This capital ratio is calculated using Tier 1 capital and dividing by estimated Basel III advanced approaches risk-weighted assets.
(m)	For comparative purposes only, the pro forma fully phased-in standardized approach Basel III Total capital risk-based capital ratio is 14.1%. This ratio is calculated using additional Tier 2 capital which, under the standardized approach, reflects allowance for loan and lease losses of up to 1.25% of credit risk related risk-weighted assets and dividing by estimated Basel III standardized approach risk-weighted assets.
(n)	Leverage ratio is calculated based on Tier 1 capital divided by Average quarterly adjusted total assets.

1

Estimated Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratio — 2013 and 2012 (a)

	Pro forma Fully Phased-In Basel III
Dollars in millions	December 31 2013	December 31 2012

Common stock, related surplus and retained earnings, net of treasury stock	$38,031	$34,579

Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,321)	(9,445)
Basel III total threshold deductions	(1,386)	(2,330)
Accumulated other comprehensive income (b)	196	276
All other adjustments (c)	(64)	(579)

Estimated Basel III Common equity Tier 1 capital	$27,456	$22,501

Estimated Basel III standardized approach risk-weighted assets (d)	$291,977	N/A
Estimated Basel III advanced approaches risk-weighted assets (e)	$290,080	$301,006

Estimated Basel III Common equity Tier 1 capital ratio	9.4%	7.5%
Risk-weighted assets utilized	Standardized	Advanced

(a)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(c)	Includes adjustments as required based on whether the standardized approach or advanced approaches is utilized.
(d)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(e)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

2013 and 2012 Basel I Tier 1 Common Capital Ratio (a) (b)

Dollars in millions	December 31 2013	December 31 2012
Basel I Tier 1 common capital	$28,484	$24,951
Basel I risk-weighted assets	272,169	260,847
Basel I Tier 1 common capital ratio	10.5%	9.6%

(a)	Effective January 1, 2014, the Basel I Tier 1 common capital ratio no longer applies to PNC (except for stress testing purposes). Our 2013 Form 10-K included additional information regarding our Basel I capital ratios.
(b)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.

2

The PNC Financial Services Group, Inc.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Tangible book value per common share is a non-GAAP financial measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

December 31 - dollars in millions, except per share data	2014	2013	2012
Book value per common share (a)	$77.61	$72.07	$66.95

Tangible book value per common share
Common shareholders’ equity (a)	$40,605	$38,392	$35,358
Goodwill and Other Intangible Assets (b)	(9,595)	(9,654)	(9,798)
Deferred tax liabilities on Goodwill and Other
Intangible Assets (b)	320	333	354

Tangible common shareholders’ equity	$31,330	$29,071	$25,914

Period-end common shares outstanding (in millions)	523	533	528

Tangible book value per common share (Non-GAAP) (c)	$59.88	$54.57	$49.07

(a)	Amounts for prior periods have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	Excludes the impact from mortgage servicing rights of $1.4 billion, $1.6 billion and $1.1 billion at December 31, 2014, 2013 and 2012, respectively.
(c)	We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional conservative measure of total company value.

Non-teller deposit transactions by percentage represents percentage of total consumer and business banking deposit transactions processed at an ATM or through our mobile banking application.

Digital consumer customers by percentage represents percentage of consumer checking relationships that process the majority of their transactions through non-teller channels.

2014 Peer Group

The PNC Financial Services Group, Inc.

BB&T Corporation

Bank of America Corporation

Capital One Financial, Inc.

Comerica Inc.

Fifth Third Bancorp

JP Morgan Chase and Company

KeyCorp

M&T Bank

Regions Financial Corporation

SunTrust Banks, Inc.

U.S. Bancorp

Wells Fargo & Company